Exhibit 10.3
AMENDED AND RESTATED ESCROW AGREEMENT
THIS AMENDED AND RESTATED ESCROW AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of December, 2014 by and among Hines Securities, Inc., a Delaware corporation (the “Dealer Manager”), Hines Global REIT II, Inc., a Maryland corporation (the “Company”), and UMB Bank, N.A., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”) and supersedes the original escrow agreement entered into by the parties on August 15, 2014 (the “Original Agreement”).
RECITALS
WHERE AS, the Company proposes to offer and sell up to $2.0 billion of its shares of common stock (the “Shares”), on a best-efforts basis (excluding the shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), at an initial purchase price of $10.00 per share (the “Offering”) to investors pursuant to the Company’s Registration statement on Form S-11 (File No. 333-191106), as amended from time to time (the “Offering Document”).
WHERE AS, the Dealer Manager has been engaged by the Company to offer and sell the Shares on a best efforts basis through a network of participating broker-dealers (the “Dealers”).
WHERE AS, the Dealer Manager and the Company desire to establish an escrow account (the “Escrow Account”), as further described herein in which funds received from certain subscribers will be deposited into an interest-bearing account entitled “UMB Bank, N.A., as Escrow Agent for Hines Global REIT II, Inc.” and the Company desires that UMB Bank, N.A. act as escrow agent to the Escrow Account and Escrow Agent is willing to act in such capacity.
WHERE AS, deposits received from residents of the commonwealth of Pennsylvania (the “Pennsylvania Subscribers”) will remain in the Escrow Account until the conditions of Section 3 hereof have been met.
WHERE AS, deposits received from residents of the state of Washington (the “Washington Subscribers”) will remain in the Escrow Account until the conditions of Section 4 hereof have been met.
WHERE AS, the Escrow Agent has engaged DST Systems (the “Transfer Agent”) to examine for “good order” and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting, the Transfer Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Dealer Manager, nor shall they have any interest other than that provided in this Agreement in assets in Transfer Agent’s possession as the agent of the Escrow Agent.

WHERE AS, in order to subscribe for Shares during the Escrow Period (as defined below), Pennsylvania Subscribers and Washington Subscribers must deliver the full amount of its subscription: (i) by check, draft or money order made payable to the order of UMB Bank, N.A., as Escrow Agent for Hines Global REIT II, Inc., in U.S. dollars or (ii) by draft, wire transfer of immediately available funds in U.S. dollars, made payable as provided in Section 12(2).
AGREEMENT
NOW, THEREFORE, the Dealer Manager, the Company and the Escrow Agent agree to the terms of this Agreement as follows:
1. Establishment of Escrow Account; Escrow Period. On or prior to the commencement of the offering of Shares pursuant to the Offering Document, the Company established the Escrow Account with the Escrow Agent, which is entitled “UMB Bank, N.A., as Escrow Agent for Hines Global REIT II, Inc.” The Escrow Agent hereby agrees to maintain the funds contributed by the Pennsylvania Subscribers and the Washington Subscribers in a manner in which they may be separately accounted for by the records of the Transfer Agent so that the requirements set forth in Section 3 of this Agreement with respect to Pennsylvania Subscribers and Section 4 of this Agreement with respect to Washington Subscribers can be satisfied. The Original Agreement was effective on the date on which the Offering Document became effective and this Agreement is effective as of the date hereof. The escrow period under this Agreement commenced upon the effectiveness of this Agreement and shall continue until the requirements under Section 3 and Section 4 are satisfied (the “Escrow Period”).
2. Operation of the Escrow. During the Escrow Period, Pennsylvania Subscribers and Washington Subscribers subscribing to purchase Shares will be instructed by the Company, the Dealer Manager and the Dealers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as Escrow Agent for Hines Global REIT II, Inc.,” as required pursuant to Section 3 and Section 4, respectively. Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the following procedures. Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from Pennsylvania Subscribers and Washington Subscribers, checks will be transmitted by the end of the next business day following receipt of the subscription documents and checks by the Dealer to the Escrow Agent until the Pennsylvania Minimum Offering (as defined in Section 3 hereof) has been achieved, with respect to Pennsylvania Subscribers or until the Washington Minimum Offering (as defined in Section 4) has been achieved, with respect to Washington Subscribers. After the Pennsylvania Minimum Offering has been achieved, in the case of Pennsylvania Subscribers, or after the Washington Minimum Offering has been achieved, in the case of Washington Subscribers, such subscription documents and checks will be transmitted by the end of the next business day following receipt of the subscription documents and such checks by the Dealer to the Company or to such other account or agent as directed by the Company. Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), subscription documents and checks will be transmitted to the Final Review Office by the end of the next business day following receipt of the subscription documents and checks by the Dealer. The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office to the Escrow Agent until the Pennsylvania Minimum Offering has been achieved, with respect to Pennsylvania Subscribers or until the Washington Minimum Offering has been achieved, with respect to the Washington Subscribers. After the Pennsylvania Minimum Offering has been achieved, with respect to Pennsylvania Subscribers or after the Washington Minimum Offering has been achieved, with respect to Washington Subscribers, such subscription documents and checks will be transmitted by the end of the next business day following receipt by the Final Review Office to the Company or to such other account or agent as directed by the Company.
Dealers shall deliver checks and completed subscription documents via overnight courier to the Escrow Agent at the address as provided for in Section 12(2), and wire payments shall be transmitted directly to the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with this Agreement. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to raising the Pennsylvania Minimum Offering, with respect to Pennsylvania Subscribers, or prior to raising the Washington Minimum Offering, with respect to Washington Subscribers, the Escrow Agent shall promptly notify the Transfer Agent and the Company in writing via mail, email or facsimile of such nonpayment, and the Escrow Agent is authorized to debit the Escrow Account in the amount of such returned payment and the Transfer Agent shall delete the appropriate account from the records maintained by the Transfer Agent. The Transfer Agent will maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the subscriber’s social security number, (iii) the number of Shares purchased by such subscriber, and (iv) the amount paid by such subscriber for such Shares. During the Escrow Period neither the Company nor the Dealer Manager will be entitled to any funds received into the Escrow Account.
3. Distribution of the Funds from Pennsylvania Subscribers.
(a) Notwithstanding anything to the contrary herein, disbursements of funds contributed by Pennsylvania Subscribers may only be distributed in compliance with the provisions of this Section 3. Irrespective of any disbursement of funds from the Escrow Account pursuant to Section 4 hereof, the Escrow Agent will continue to place deposits from the Pennsylvania Subscribers into the Escrow Account, until such time as the Company notifies the Escrow Agent in writing that total subscriptions (including amounts previously disbursed as directed by the Company and the amounts then held in the Escrow Account) equal or exceed $100,000,000 (the “Pennsylvania Minimum Offering”), whereupon the Escrow Agent shall disburse to the Company, at the Company’s request, any funds from the Pennsylvania Subscribers received by the Escrow Agent for accepted subscriptions, but not those funds of a subscriber whose subscription has been rejected or rescinded of which the

Escrow Agent has been notified by the Company, or otherwise in accordance with the Company’s written request.
(b) If the Company has not received total subscriptions of at least $100,000,000 within 120 days of the date the Company first receives a subscription from a Pennsylvania Subscriber (the “Pennsylvania Initial Escrow Period”), the Company shall notify each Pennsylvania Subscriber by certified mail or any other means (whereby receipt of delivery is obtained) of the right of Pennsylvania Subscribers to have their investment returned to them. If, pursuant to such notice, a Pennsylvania Subscriber requests the return of his or her subscription funds within ten (10) days after receipt of the notification (the “Request Period”), the Escrow Agent shall promptly refund, without interest or deduction, directly to each Pennsylvania Subscriber the fund deposited in the Escrow Account on behalf of the Pennsylvania Subscriber.
(c) The funds of Pennsylvania Subscribers who do not request the return of their funds within the Request Period shall remain in the Escrow Account for successive 120-day escrow periods (each a “Successive Escrow Period”), each commencing automatically upon the termination of the prior Successive Escrow Period, and the Company and Escrow Agent shall follow the notification and payment procedure set forth in Section 3(b) above with respect to the Pennsylvania Initial Escrow Period for each Successive Escrow Period, provided that any refunds made to a Pennsylvania Subscriber after a Successive Escrow Period shall include a pro rata share of any interest earned thereon after the Pennsylvania Initial Escrow Period, until the occurrence of the earliest of (i) the termination of the Offering, (ii) the receipt and acceptance by the Company of total subscriptions that equal or exceed $100,000,000 and the disbursement of the Escrow Account on the terms specified in this Section 3, or (iii) all funds held in the Escrow Account that were contributed by Pennsylvania Subscribers having been returned to the Pennsylvania Subscribers in accordance with the provisions hereof.
If, upon termination of the Offering, the Company has not received and accepted total subscriptions that equal or exceed $100,000,000, all funds in the Escrow Account that were contributed by Pennsylvania Subscribers will be promptly returned in full to such Pennsylvania Subscribers, together with their pro rata share of any interest earned thereon pursuant to instructions made by the Company, upon which the Escrow Agent may conclusively rely.
4. Distribution of the Funds from Washington Subscribers. Notwithstanding anything to the contrary herein, disbursements of funds contributed by Washington Subscribers may only be distributed in compliance with the provisions of this Section 4. The Escrow Agent will continue to place deposits from the Washington Subscribers into the Escrow Account, until such time as the Company notifies the Escrow Agent in writing that total subscriptions (including amounts previously disbursed as directed by the Company and the amounts then held in the Escrow Account) equal or exceed $20,000,000 (the “Washington Minimum Offering”), whereupon the Escrow Agent shall disburse to the Company, at the Company’s request, any funds from the Washington Subscribers received by the Escrow Agent for accepted subscriptions, but not those funds of a subscriber whose subscription has been rejected or rescinded of which the Escrow

Agent has been notified by the Company, or otherwise in accordance with the Company’s written request.
If, upon termination of the Offering, the Company has not received and accepted total subscriptions that equal or exceed $20,000,000, all funds in the Escrow Account that were contributed by Washington Subscribers will be promptly returned in full to such Washington Subscribers, together with their pro rata share of any interest earned thereon pursuant to instructions made by the Company, upon which the Escrow Agent may conclusively rely.
5. Funds in the Escrow Account. Upon receipt of funds from subscribers, the Escrow Agent shall hold such funds in escrow pursuant to the terms of this Agreement. All such funds held in the Escrow Account shall be invested at the direction of the Company. Unless otherwise directed by the Company, the Escrow Agent is hereby directed to invest all funds received under this Agreement in UMB Bank Money Market Special, a UMB Bank interest-bearing money market deposit account. The Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption. Notwithstanding the foregoing, all such funds shall not be invested in anything other than “Short Term Investments” in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. Interest, if any, resulting from the investment of the funds in the Escrow Account shall be distributed according to this Agreement. The Escrow Agent shall provide to the Company monthly statements (or more frequently as reasonably requested by the Company) on the account balance in the Escrow Account and the activity in such account since the last report.
6. Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto with respect to the subject matter hereof, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.
7. Liability of the Escrow Agent; Indemnification. The Escrow Agent acts hereunder as a depository only. The Escrow Agent is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of this Agreement or with respect to the form of execution of the same. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by any of its officers or employees unless it shall be proved that the Escrow Agent was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.
The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.
The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.
In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the funds in the Escrow Account, it is authorized to comply with any decision reached through such arbitration or litigation.
The Company, hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred in connection herewith without gross negligence, recklessness or willful misconduct on the part of the Escrow Agent, including without limitation reasonable and documented legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall not be under any obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that it shall not be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.
8. The Escrow Agent’s Fee. Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses shall be paid by the Company.

9. Security Interests. No party to this Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.
10. Dispute. In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) the rights of the adverse claimants shall have been fully and finally adjudicated in a Court assuming and having jurisdiction of the parties and money, papers and property involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.
11. Resignation of Escrow Agent. Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect; upon the effective date of such resignation or removal:
(a) All cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate.
(b) If no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.
(c) Further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into court all monies and property deposited with Escrow Agent under this Agreement.

12. Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, or by overnight courier with signature required, delivered to the addresses set forth below, or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this paragraph:

(1) If to Company:	Hines Global REIT II, Inc.
2800 Post Oak Boulevard
Suite 5000
Houston, Texas 77056-6118

(2) If to the Escrow Agent:	UMB Bank, N.A., as Escrow Agent for Hines Global REIT II, Inc.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara Stevens,
Corporate Trust & Escrow Services
Telephone: (816) 860-3017
Facsimile: (816) 860-3029

Escrow Agent Wiring Instructions:
UMB Bank, N.A.
ABA Routing Number: 101000695
Account Number:
Account Name: UMB Bank, N.A. as Escrow Agent for Hines Global REIT II, Inc.

Checks Payable Information:
UMB Bank, N.A., as Escrow Agent for Hines Global REIT II, Inc.
Attention: Lara Stevens, Corporate Trust 1010 Grand Boulevard, 4th Floor Mail Stop 1020409 Kansas City, Missouri 64106

(3) If to Dealer Manager:	Hines Securities, Inc.
Suite 4700
2800 Post Oak Boulevard
Houston, Texas 77056-6118

13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of law.
14. Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.
15. Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Dealer Manager, the Company and the Escrow Agent.
16. Assignability. This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.
18. Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.
19. Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
20. Earnings Allocation; Tax Matters; Patriot Act Compliance; OFAC Search Duties. The Escrow Agent or its agent shall be responsible for all tax reporting under this Amended and Restated Escrow Agreement at the direction of the Company. The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time, including Exhibit B. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search. The Dealer Manager shall provide a copy of each subscription check in order that the Escrow Agent, or its agent, may perform such OFAC search.
21. Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.
22. Third Party Beneficiaries. The Transfer Agent shall be a third party beneficiary under this Agreement, entitled to enforce any rights, duties or obligations owed to it under this Agreement notwithstanding the terms of any other agreements between the Transfer Agent and any party hereto.
23. Termination of the Amended and Restated Escrow Agreement. This Amended and Restated Escrow Agreement, except for Sections 7 and 11 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Amended and Restated Escrow Agreement shall occur on the date that all funds held in the Escrow Account are distributed either (a) to the Company or to subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account or (b) to a successor escrow agent upon written instructions from the Company.
24. Relationship of Parties. The Dealer Manager, the Company and the Escrow Agent are unaffiliated parties, and this Agreement does not create any partnership or joint venture among them. This Agreement may be filed as an exhibit to the Offering Document and the Escrow Agent consents to being named in any such Offering Document (including exhibits and amendments thereto) in connection with the Offering.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written hereinabove:

DEALER MANAGER: HINES SECURITIES, INC.

By:	/s/ Frank Apollo
Name:	Frank Apollo
Title:	Chief Operating Officer

COMPANY: HINES GLOBAL REIT II, INC.

By:	/s/ J. Shea Morgenroth
Name:	J. Shea Morgenroth
Title:	Chief Accounting Officer

ESCROW AGENT: UMB BANK, N.A.

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Title:	Vice President

EXHIBIT A
ESCROW FEES AND EXPENSES

Acceptance Fee
Review document, establish accounts, and            $1,750
Set up recon file/feeds with DST

Annual Fee
Annual Escrow Agent                        $2,000

Transactional Fees
Outgoing Wire Transfer                    $35 each
Daily BAI File to DST                    $2.50 per Bus Day
Daily Wire Ripping to DST                $10.00 per Bus Day
Web Exchange Access                    $60 per month
Overnight Delivery/Mailings                $16.50 each
IRS Tax Reporting                    $10 per 1099

Acceptance fee and Annual fee will be payable at the initiation of the escrow. Thereafter, the annual fee will be billed annually in advance and the Transactional fees will be billed in quarterly in arrears. Other fees and expenses will be billed as incurred.

Fees specified are for the regular, routine services contemplated by the Amended and Restated Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Amended and Restated Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.

EXHIBIT B
CERTIFICATE AS TO AUTHORIZED SIGNATURES
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Hines Global REIT II, Inc. and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Hines Global REIT II, Inc.:

Name/Title	Signature

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